Exhibit 12.1

Patrick Ryan Morris, Esq.

Morris Legal Corp.

28 Laight Street, 2nd Floor

New York, New York 10013

Direct: +1 (917) 621-1110

Main: +1 (646) 692-4012

Fax: +1 (929) 296-7680

Email: prm@patrickmorrislaw.com

www.patrickmorrislaw.com

November 19, 2024

Alkaline Water Co. Inc.

5524 N. 51st Street, Suite 101

Glendale, Arizona 85301

Re: Form 1-A Offering Statement (File No. 001-38754)

Ladies and Gentlemen,

We have acted as counsel to Alkaline Water Co. Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Fonn 1-A (the "Offering Statement") filed with the Securities and Exchange Commission (the "Commission") on November 19, 2025 (File No. 001-38754). The Offering Statement relates to the sale by the Company of up to 200,000,000 shares of the Company's Common Stock (the "Shares"). No opinion is expressed herein as to any matter pertaining to the contents of the Offering Statement or related offering circular (the "Offering Circular"), other than as expressly stated herein with respect to the issuance of the Shares.

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us. We have relied, without independent investigation, on certificates of public officials and, as to matters of facts material to the opinion set forth below, on certificates of officers of the Company, as well as the representations of the officers and directors of the Company.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Registration Statement shall have become qualified pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), the Shares, when issued by the Company against payment therefore and in accordance with the Registration Statement and the provisions of the Subscription Agreements, and when duly registered on the books of the Company's transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and we consent to the reference of our name under the caption "Legal Matters" in the Offering Circular forming a part of the Offering Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

I am a resident of the United States and licensed to practice in the state courts of New York and am also admitted to practice in the U.S. District Court for the Southern and Eastern Districts of New York, the Southern and Northern Districts of Texas and in the U.S. Court of Appeals for the Second Circuit. I am also permitted to practice before the Securities and Exchange Commission ("SEC") and have not been prohibited from practice thereunder. I am not now, nor have I ever been the subject of an investigation, hearing or proceeding by the SEC, the U.S. Commodity Futures Trading Commission ("CFTC"), the Financial Industry Regulatory Authority ("FINRA"), or any other federal, state, or foreign regulatory agency. I am not now, nor have I ever been suspended or barred from practicing in any state or jurisdiction, nor have I ever been charged in a civil or criminal case.

Respectfully Submitted,

/s/ Patrick Ryan Morris, Esq.

Patrick Ryan Morris, Esq.

Morris Legal Corp.

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